Exhibit 99.1

News Release

For Further Information:

Amy Talebizadeh 310-444-4300

For Immediate Release

Catasys Announces Launch of Enrollment with Second Largest

Blue Cross Blue Shield Health Insurer

OnTrak-HC will cover depression, anxiety and substance use disorders in Oklahoma;

Expects to launch in new states in the coming months

Los Angeles, CA — August 9, 2017—Catasys, Inc. (NASDAQ: CATS), a provider of proprietary predictive analytics and integrated treatment solutions to health plans, announced today that it has commenced enrollment under the previously announced contract for its OnTrak-HC program in Oklahoma with the nation's second largest Blue Cross Blue Shield health insurance plan. This company is the country's largest nonpublic health insurer and the fourth-largest health insurer overall, with health plans also in Texas, Illinois, New Mexico and Montana. OnTrak-HC will cover eligible commercial members in Oklahoma who suffer from anxiety, depression and substance use disorders. The Company and this health insurer are planning further expansions in the coming months.

Catasys believes that the recent launch of OnTrak-C in a Texas Medicaid population, the corrected data feed and expansions of OnTrak-A, and now the launch of OnTrak-HC, companioned with future contracts, launches and expansions, all point to significant billings growth and an accelerated billings growth rate in the third and fourth quarters and continuing in 2018. The Company will provide more detailed of an update in its upcoming quarterly call on August 15th.

Management Comments

Rick Anderson, President and Chief Operating Officer of Catasys, stated, “We are pleased to commence enrollment for the OnTrak-HC program in Oklahoma. This is the third launch we have announced in the last few months, with each subsequent launch considerably increasing the number of enrolled members. New OnTrak programs have historically taken approximately 12 months ramp to full enrollment of 20%, however with these new launches we are optimistic that we may be able to shorten the timeframe to full enrollment. We expect to announce additional contracts and launches later this year that will continue to drive increasing enrollment and revenue.”

About Catasys, Inc.

Catasys, Inc. provides big data based analytics and predictive modeling driven behavioral healthcare services to health plans and their members through its OnTrak solution. Catasys' OnTrak solution--contracted with a growing number of national and regional health plans--is designed to improve member health and, at the same time, lower costs to the insurer for underserved populations where behavioral health conditions cause or exacerbate co-existing medical conditions. The solution utilizes proprietary analytics and proprietary enrollment, engagement and behavioral modification capabilities to assist members who otherwise do not seek care through a patient-centric treatment that integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient treatment solution.

OnTrak is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. OnTrak is currently available to members of several leading health plans in Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, North Carolina, New Jersey, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

Anxiety, depression and substance use disorder comprise approximately 75% of all behavioral health disease. The Company estimates that 43 million adults in the United States have an anxiety disorder, 27 million adults have a substance use disorder, and approximately 16 million people suffer from depression.

Forward-Looking Statements

Except for statements of historical fact, the matters presented in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plan,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.